Exhibit 8.1

                             [FORM OF TAX OPINION]

                                   LAW OFFICES
             GORDON, FEINBLATT, ROTHMAN, HOFFBERGER & HOLLANDER, LLC
                              THE GARRETT BUILDING
                             233 EAST REDWOOD STREET
                         BALTIMORE, MARYLAND 21202-3332

                                  410-576-4000

                                  ------------

                                Telex 908041 BAL
                                Fax 410-576-4246

                             ________________, 2004

Board of Directors
Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland  21601

Board of Directors
Midstate Bancorp, Inc.
120 West Main Street
Felton, Delaware  19943

               RE:  Merger of Midstate Bancorp, Inc. into Shore Bancshares, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Shore Bancshares, Inc., a Maryland corporation and a financial holding company and a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("Shore Bancshares"), in connection with the proposed merger (the "Merger") of Midstate Bancorp, Inc., a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended ("Midstate Bancorp"), with and into Shore Bancshares. The Merger will be effected pursuant to an Agreement and Plan of Merger dated as of November 12, 2003, as amended on January 15, 2004, by and between Shore Bancshares and Midstate Bancorp (the "Agreement"). All references in this opinion to the "Code", unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended. All capitalized terms used in this opinion and not otherwise defined in this opinion shall have the meanings assigned to those terms in the Agreement.

      This opinion is being given pursuant to Section 8.1(f) of the Agreement.


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      In rendering this opinion, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (i) the Agreement; (ii) the registration statement on Form S-4, as amended to date, filed with the Securities and Exchange Commission (the "Registration Statement"); (iii) factual representations and certifications made to us by Midstate Bancorp; (iv) factual representations and certifications made to us by Shore Bancshares; and (v) such other instruments and documents related to the formation, organization and operation of Midstate Bancorp and Shore Bancshares or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

      The Proposed Transaction

      Based solely upon our review of the documents set forth above and the information contained therein (which information we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

      (a) Shore Bancshares is a financial holding company headquartered in Easton, Maryland that provides traditional and non-traditional financial products and services through The Talbot Bank of Easton, Maryland, a Maryland-chartered commercial bank ("Talbot Bank"), The Centreville National Bank of Maryland, a national banking association ("Centreville National Bank"), two insurance producer entities, one insurance premium finance company, and one investment adviser entity.

      (b) Midstate Bancorp is a bank holding company headquartered in Felton, Delaware. Its operations are conducted through The Felton Bank, a Delaware-chartered commercial bank, which engages in a general banking business and serves businesses and individuals located primarily in Delaware.

      (c) For the reasons set forth in the Registration Statement, it is proposed that, pursuant to the Agreement and the laws of the States of Maryland and Delaware, Midstate Bancorp merge with and into Shore Bancshares. Midstate Bancorp's separate corporate existence will cease and Shore Bancshares will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, Shore Bancshares will succeed to all of the assets and liabilities of Midstate Bancorp under the Maryland General Corporation Law and the Delaware General Corporation Law.

      (d) As set forth in Section 1.4 of the Agreement, at the Effective Time, subject to (i) the other provisions of Article I of the Agreement, and (ii) Sections 2.2(e) and 9.1(i) of the Agreement, each share of Midstate Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Midstate Bancorp Common Stock held directly or indirectly by Shore Bancshares or Midstate Bancorp or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)) shall, by virtue of the Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the

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                                                                        __, 2004
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right to receive both (i) the Stock Consideration (as defined in Section 1.4(b)
of the Agreement and (ii) cash in an amount equal to the Cash Consideration.

      Assumptions and Representations

      In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

      1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

      2. All corporate actions required by the Maryland General Corporation Law and the Delaware General Corporation Law for a statutory merger will have been taken, Articles of Merger in form and substance required by the Maryland General Corporation Law and the Delaware General Corporation Law will have been filed with the State Department of Assessments and Taxation of Maryland and the Secretary of State of Delaware, respectively, and the Merger will have become effective under the Maryland General Corporation Law and the Delaware General Corporation Law.

      3. The Merger will be consummated in accordance with the Agreement, Maryland and Delaware law, and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Shore Bancshares and Midstate Bancorp will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

      Opinion - Federal Income Tax Consequences

      Based upon and subject to the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that, under current law, the Merger will qualify as a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code. In addition, we hereby confirm our opinion set forth under the caption "The Merger - Material Federal Income Tax Consequences," in the Registration Statement, subject to the limitations and qualifications stated therein.


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      In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

      1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Shore Bancshares has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

      2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of Midstate Bancorp, such as dealers in securities, shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

      3. Our opinion set forth herein is based upon the description of the contemplated transaction as set forth in (i) the section of this opinion captioned "The Proposed Transaction;" (ii) the Agreement; and (iii) the Registration Statement. If the actual facts relating to any aspect of the transaction differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement are not consummated in accordance with the terms of the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


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      4. In basing matters set forth herein on our knowledge or awareness, the words "knowledge" and "awareness" (and any variations thereof) signify that in the course of our representation as counsel to Shore Bancshares, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the documents, certificates and information on which we have relied are not accurate and complete. The words "knowledge" and "awareness" and similar language used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for Shore Bancshares insofar as such knowledge pertains to the area(s) of their involvement. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

      We hereby consent to being named in the Registration Statement under the heading "THE MERGER--Federal Income Tax Consequences of the Merger" and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

                                          Gordon, Feinblatt, Rothman,
                                                 Hoffberger & Hollander, LLC



                                          By:
                                              ----------------------------------
                                              David Borinsky, Member of the Firm